SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)

                        EVCI Career Colleges Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26926P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26926P100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jeffrey L. Feinberg(2)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,065,620

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,065,620

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,065,620

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

----------
(2) The securities reported herein are held by JLF Partners I, L.P., JLF Partners II, L.P., and JLF Offshore Fund, Ltd., to which JLF Asset
     Management, L.L.C. serves as the management company and/or investment manager. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.9% (based upon approximately 10,779,258 outstanding common shares as reported by the company on their 10-QSB dated November 14, 2003)

12.  TYPE OF REPORTING PERSON*

     IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26926P100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JLF Asset Management, L.L.C.(3)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,065,620

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,065,620

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,065,620

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

----------
(3) The securities reported herein are held by JLF Partners I, L.P., JLF Partners II, L.P., and JLF Offshore Fund, Ltd., to which JLF Asset
     Management, L.L.C. serves as the management company and/or investment manager.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.9% (based upon approximately 10,779,258 outstanding common shares as reported by the company on their 10-QSB dated November 14, 2003)

12.  TYPE OF REPORTING PERSON*

     OO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26926P100
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JLF Offshore Fund, Ltd.(4)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     656,815

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     656,815

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     656,815

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

----------
(4) The securities reported herein are held by JLF Offshore Fund, Ltd., to which JLF Asset Management, L.L.C. serves as the investment manager. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C.

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.1% (based upon approximately 10,779,258 outstanding common shares as reported by the company on their 10-QSB dated November 14, 2003)

12.  TYPE OF REPORTING PERSON*

     CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 26926P100
          ---------

Item 1(a).  Name of Issuer:

            EVCI Career Colleges Incorporated

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            35 East Grassy Sprain Road, Suite 200
            Yonkers, New York 10710

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Jeffrey L. Feinberg
            JLF Asset Management, L.L.C.
            JLF Offshore Fund, Ltd.

--------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Jeffrey L. Feinberg
            c/o JLF Asset Management, L.L.C.
            2775 Via de la Valle, Suite 204
            Del Mar, CA 92014

            JLF Asset Management, L.L.C.
            2775 Via de la Valle, Suite 204
            Del Mar, CA 92014

            JLF Offshore Fund, Ltd.
            c/o Goldman Sachs (Cayman) Trust, Limited
            P.O. Box 896
            Harbour Centre, 2nd Floor
            North Church Street
            Grand Cayman, Cayman Islands
            British West Indies

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Jeffrey L. Feinberg - United States
            JLF Asset Management, L.L.C. - United States
            JLF Offshore Fund, Ltd. - Cayman Islands

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.0001 par value

            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            26926P100

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_]   Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.

      (d)   [_]   Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

      (e)   [_]   An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            Jeffrey L. Feinberg: 1,065,620 shares
            JLF Asset Management, L.L.C.: 1,065,620 shares
            JLF Offshore Fund, Ltd.: 656,815 shares

            --------------------------------------------------------------------

      (b)   Percent of class:

            Jeffrey L. Feinberg: 9.9%
            JLF Asset Management, L.L.C.: 9.9%
            JLF Offshore Fund, Ltd.: 6.1%

            --------------------------------------------------------------------

      (c)   Number  of  shares  as  to  which  Jeffrey  L.
            Feinberg has:

            (i)   Sole power to vote or to direct the vote   0
                                                             ------------------,

            (ii)  Shared  power to vote or to  direct  the
                  vote                                       1,065,620
                                                             ------------------,

            (iii) Sole  power to  dispose or to direct the
                  disposition of                             0
                                                             ------------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                             1,065,620
                                                             ------------------.

          Number of shares as to which JLF Asset Management, L.L.C. has:

            (i)   Sole power to vote or to direct the vote   0
                                                             ------------------,

            (ii)  Shared  power to vote or to  direct  the
                  vote                                       1,065,620
                                                             ------------------,

            (iii) Sole  power to  dispose or to direct the
                  disposition of                             0
                                                             ------------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                             1,065,620
                                                             ------------------.

          Number of shares as to which JLF Offshore Fund, Ltd. has:

            (i)   Sole power to vote or to direct the vote   0
                                                             ------------------,

            (ii)  Shared  power to vote or to  direct  the
                  vote                                       656,815
                                                             ------------------,

            (iii) Sole  power to  dispose or to direct the
                  disposition of                             0
                                                             ------------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                             656,815
                                                             ------------------.

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A

         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A

         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A

         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A

          ----------------------------------------------------------------------

Item 10.  Certifications.

      Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 11, 2004
                                        ----------------------------------------
                                                        (Date)


                                        /s/ Jeffrey L. Feinberg(5)
                                        ----------------------------------------
                                        Jeffrey L. Feinberg


                                        JLF Asset Management, L.L.C.

                                        By: /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Managing Member


                                        JLF Offshore Fund, Ltd.

                                        By: /s/ Jeffrey L. Feinberg
                                        ----------------------------------------
                                        Managing Member, JLF Asset Management,
                                        L.L.C. - Investment Manager

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(5) The Reporting Persons disclaim beneficial ownership except to the extent of their pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this schedule 13G/A dated February 5, 2004 relating to the Common Stock of EVCI Career Colleges Incorporated shall be filed on behalf of the undersigned.

                                                /s/ Jeffrey L. Feinberg
                                                -----------------------
                                                Jeffrey L. Feinberg


                                                JLF Asset Management, L.L.C.

                                                By: /s/ Jeffrey L. Feinberg
                                                ---------------------------
                                                Name: Jeffrey L. Feinberg
                                                Title: Managing Member


                                                JLF Offshore Fund, Ltd.

                                                By: /s/ Jeffrey L. Feinberg
                                                ---------------------------
                                                Name: Jeffrey L. Feinberg
                                                Title: Managing Member, JLF
                                                Asset Management, L.L.C. -
                                                Investment Manager

02717.0005 #461310